Execution Version 1 COOPERATION AGREEMENT This Cooperation Agreement (this “Agreement”), effective as of February 14, 2024 (the “Effective Date”), is entered into by and among LifeVantage Corporation, a Delaware corporation (the “Company”), the entities and persons listed on Exhibit A hereto (collectively, the “Radoff Parties”) and the entities and persons listed on Exhibit B hereto (collectively, the “Sudbury Parties” and together with the Radoff Parties, the “Stockholder Parties” and each, a “Stockholder Party”). The Company and the Stockholder Parties are collectively referred to herein as the “Parties,” and each of the Company and the collective Stockholder Parties, respectively, a “Party.” Unless otherwise defined herein, capitalized terms shall have the meanings given to them in Section 17 herein. WHEREAS, as of the Effective Date, the Radoff Parties beneficially own an aggregate of 861,250 shares of common stock, $0.0001 par value per share, of the Company (the “Common Stock”); WHEREAS, as of the Effective Date, the Sudbury Parties beneficially own an aggregate of 762,741 shares of Common Stock; WHEREAS, on August 9, 2023, the Radoff Parties submitted to the Company a notice regarding their intent to nominate three (3) candidates to the Company’s Board of Directors (the “Board”) at the Company’s fiscal year 2024 annual meeting of the stockholders (the “2024 Annual Meeting”); WHEREAS, on November 6, 2023, the Company held the 2024 Annual Meeting and stockholders elected each of the Company’s candidates for election the Board; WHEREAS, on November 21, 2023, the Stockholder Parties submitted to the Company a demand to inspect certain books and records of the Company pursuant to Section 220 of the Delaware General Corporation Law (the “Stockholder Demand”); and WHEREAS, the Company and the Stockholder Parties desire to enter into this Agreement regarding compositional change to the Board and certain other matters, as provided in this Agreement. NOW, THEREFORE, in consideration of the promises, representations and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows: 1. Board Composition and Other Company Matters. (a) Immediately following the execution of this Agreement, the Board, and all applicable committees of the Board, shall take all necessary actions to increase the size of the Board to eight (8) directors and shall appoint Dayton Judd (the “New Director”), who shall fill the vacancy resulting from the newly created directorship, to the Board with a term expiring at the Company’s fiscal year 2025 annual meeting of stockholders (including any adjournments or postponements thereof and any meetings which may be called in lieu thereof, the “2025 Annual Meeting”).

2 (i) The Board, and all applicable committees of the Board, shall take all necessary actions to nominate and recommend the New Director as a candidate for election to the Board at each of the 2025 Annual Meeting, the Company’s fiscal year 2026 annual meeting of stockholders (including any adjournments or postponements thereof and any meetings which may be called in lieu thereof, the “2026 Annual Meeting”) and any other meeting of the Company’s stockholders held prior to the Termination Date (as defined below) at which directors are to be elected (an “Election Meeting”), and the Company agrees to recommend, support and solicit proxies for the election of the New Director at each of the 2025 Annual Meeting, the 2026 Annual Meeting and any Election Meeting, in a manner no less rigorous and favorable than the manner in which the Company supports the Board’s other nominees. (ii) As a condition to the Company’s obligation to appoint the New Director and nominate the New Director for election at each of the 2025 Annual Meeting, the 2026 Annual Meeting and any Election Meeting, the New Director shall be required to provide information required to be or customarily disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange regulations, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and a fully completed and executed copy of the Company’s director candidate questionnaire (in the form completed by the Company’s incumbent non-management directors), in each case, on the same basis as the Company’s incumbent non-management directors, to enable the timely filing of the Company’s proxy statement and other periodic reports with the Securities and Exchange Commission (the “SEC”). (b) The Company agrees that (i) the Board will neither nominate nor recommend that the stockholders of the Company vote to elect any incumbent directors serving on the Board as of the Effective Date other than Michael A. Beindorff, Steven R. Fife, Raymond B. Greer, Cynthia Latham, Darwin K. Lewis, and Garry Mauro at the 2025 Annual Meeting, (ii) the Board will neither nominate nor recommend that stockholders of the Company vote to elect any incumbent directors serving on the Board as of the Effective Date other than Messrs. Beindorff, Fife, Greer and Lewis and Ms. Latham at the 2026 Annual Meeting and (iii) unless there is a vacancy on the Board at the time the Board approves its slate of director candidates for the Company’s fiscal year 2027 annual meeting of stockholders (including any adjournments or postponements thereof and any meetings which may be called in lieu thereof, the “2027 Annual Meeting”), the Board will neither nominate nor recommend that stockholders of the Company vote to elect any incumbent directors serving on the Board as of the Effective Date other than Messrs. Fife, Greer and Lewis and Ms. Latham at the 2027 Annual Meeting; provided, however, that the foregoing shall not limit the Board’s right to nominate or recommend any non-incumbent director to fill any vacancy pursuant to Article FIFTH, Section B of the Certificate of Incorporation subject to the terms and conditions of Section 1(c) below. (c) The Company agrees that (i) from the Effective Date until the commencement of the 2026 Annual Meeting, the size of the Board shall be no greater than

3 eight (8) directors and (ii) from the closing of the 2026 Annual Meeting until the Termination Date, the size of the Board shall be no greater than seven (7) directors, in each case without the prior written consent of the Stockholder Parties. (d) Each Party acknowledges that the New Director, upon appointment to the Board, shall be governed by all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to all members of the Board, including, but not limited to, the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, Board Conflicts of Interest Policy, Insider Trading Policy and any other policies regarding stock ownership, public disclosures, legal compliance and confidentiality (collectively, the “Company Policies”), and will be required to adhere to the Company’s policies on confidentiality imposed on all members of the Board on the same basis as other members of the Board. The Company agrees that, upon appointment to the Board, the New Director shall receive (i) the same benefits of director and officer insurance as all other non-management directors on the Board, (ii) the same compensation for his service as a director as the compensation received by other non-management directors on the Board and (iii) such other benefits on the same basis as all other non-management directors on the Board. (e) If, from the Effective Date until the Termination Date, the New Director (or any Replacement (as defined below)) is unable or unwilling to serve as a director, resigns as a director, is removed as a director or otherwise ceases to be a director for any other reason, then the Stockholder Parties and the Company shall mutually agree upon a replacement director (a “Replacement”) to fill such vacancy created by the departing New Director (or any Replacement) being replaced (the “Former Director”). Any Replacement(s) identified pursuant to this Section 1(e) shall qualify as “independent” pursuant to The Nasdaq Stock Market LLC’s listing standards (or applicable requirement of such other national securities exchange designated as the primary market on which the Common Stock is listed for trading) and SEC rules and regulations, and such Replacement shall be expeditiously appointed to the Board, subject to the recommendation (not to be unreasonably withheld) of the Nominating and Corporate Governance Committee of the Board, after conducting a good faith customary due diligence process and consistent with its fiduciary duties. Any Replacement(s) appointed to the Board in accordance with this Section 1(e) shall be appointed to any applicable committees of the Board of which the Former Director was a member immediately prior to such Replacement’s appointment. Any rights or obligations of the Board and the Stockholder Parties as provided in this Section 1(e) shall terminate when the Stockholder Parties in the aggregate cease to beneficially own at least the lesser of (A) 5.0% of the Company’s then outstanding Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) and (B) 643,423 shares of Common Stock. All references to the “New Director,” for purposes of this Agreement, shall be deemed references to the Replacement who replaces the Former Director in the event that a Replacement is appointed. Until the Termination Date, any Replacement designated pursuant to this Section 1(e) replacing the New Director prior to the mailing of the Company’s definitive proxy statement for the Company’s applicable annual meeting of stockholders shall stand for election at such meeting together with the Company’s other director nominees.

4 (f) Promptly following the appointment of the New Director to the Board, the Board and all applicable committees of the Board shall take such actions as are necessary to appoint the New Director to (i) the Audit Committee of the Board and (ii) the Nominating and Corporate Governance Committee of the Board. Without limiting the foregoing, the New Director shall be equally eligible for membership to any committee of the Board as any other independent director with similar relevant expertise and qualifications. (g) The Company agrees that the Board and all applicable committees of the Board shall take all necessary actions, no later than immediately following the execution of this Agreement, to determine, in connection with his initial appointment as a director and nomination by the Company at the 2024 Annual Meeting, that the New Director is deemed to be (i) a member of the “Incumbent Board” or “Continuing Director” (as such term may be defined in the definition of “Change in Control,” “Change of Control” (or any similar term) under the Company’s incentive plans, options plans, equity plans, deferred compensation plans, employment agreements, severance plans, retention plans, loan agreements, or indentures, or any other related plans or agreements that refer to any such plan, policy or agreement’s definition of “Change in Control” or any similar term) and (ii) a member of the Board as of the beginning of any applicable measurement period for the purposes of the definition of “Change in Control” or any similar term under the Company’s incentive plans, options plans, equity plans, deferred compensation plans, employment agreements, severance plans, retention plans, loan agreements, or indentures. 2. Withdrawal of Stockholder Demand and Related Matters. Concurrently with and effective upon the execution of this Agreement, the Stockholder Parties shall irrevocably withdraw or cause the irrevocable withdrawal of the Stockholder Parties’ letter to the Company, dated October 28, 2023, the Stockholder Demand and any and all related materials and notices submitted to the Company in connection therewith or related thereto, and shall not, and shall cause its Affiliates and Associates not to, directly or indirectly, take any further action in connection with the Stockholder Demand (other than in connection with such withdrawal or Section 11 hereof). 3. Voting. From the Effective Date until the Termination Date (the “Standstill Period”), each Stockholder Party agrees solely for and on behalf of itself that it will appear in person or by proxy at each annual or special meeting of stockholders of the Company (including any adjournments or postponements thereof and any meetings which may be called in lieu thereof), whether such meeting is held at a physical location or virtually by means of remote communications, and will vote (or execute a consent with respect to) all Voting Securities beneficially owned by it in accordance with the Board’s recommendations with respect to (a) each election of directors, any removal of directors and any replacement of directors, (b) the ratification of the appointment of the Company’s independent registered public accounting firm, (c) the Company’s “say-on-pay” proposal and (d) any other proposal to be submitted to the stockholders of the Company by either the Company or any stockholder of the Company; provided, however, that if Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co. LLC (“GL”) recommend otherwise with respect to any proposals (other than as related to the election, removal or replacement of directors, the authorization of shares, or the issuance of equity in connection with employee compensation), each Stockholder Party shall be permitted to vote in accordance with ISS’s and GL’s recommendation; provided, further, that each Stockholder Party shall be

5 permitted to vote in his or its sole discretion on any proposal of the Company in respect of any Extraordinary Transaction. 4. Mutual Non-Disparagement. (a) Until the Termination Date, each Stockholder Party agrees solely for and on behalf of itself that neither it nor any of its controlled Affiliates or Associates, directly or indirectly, shall make any public statement, or take any action that is intended to result in a public statement, that constitutes an ad hominem attack on, or otherwise disparages, defames or damages the reputation or good name of the Company, its Affiliates or Associates, or its independent consultants or is otherwise critical, negative towards or derogatory of the Company or its Affiliates, Associates or any of the Company’s directors, officers, employees, or independent consultants (in each case, solely in their capacities as such). (b) Until the Termination Date, neither the Company nor its controlled Affiliates or Associates, directly or indirectly, shall make any public statement, or take any action that is intended to result in a public statement, that constitutes an ad hominem attack on, or otherwise disparages, defames or damages the reputation or good name of any Stockholder Party or his or its Affiliates or Associates or is otherwise critical, negative towards or derogatory of any Stockholder Party or its Affiliates or Associates or any Stockholder Party’s directors, officers, employees, or independent consultants (in each case, solely in their capacities as such). (c) Notwithstanding the foregoing, nothing in this Section 4 or elsewhere in this Agreement shall prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws (including, but not limited to, to comply with any subpoena or other legal process from any governmental or regulatory authority with competent jurisdiction over the relevant Party hereto) or stock exchange regulations. (d) The limitations set forth in Sections 4(a) or (b), as applicable, shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Sections 4(a) or (b), as applicable, if such statement by the other Party was made in breach of this Agreement. 5. No Litigation. Prior to the Termination Date, each Party covenants and agrees solely for and on behalf of itself that he or it shall not, and shall not permit any of his or its Representatives (solely in the context of their representation of such Party in connection with the subject matter of this Agreement) to, alone or in concert with others, knowingly encourage or pursue, or knowingly assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding (including, but not limited to, with respect to the Stockholder Parties, commencing, encouraging or supporting any derivative action in the name of the Company or any class action against the Company or any of its officers or directors, in each case with the intent of circumventing any terms of this Agreement) before any court or governmental, administrative or regulatory body (collectively, a “Legal Proceeding”) against (a) with respect to the Stockholder Parties, the Company or any of its Representatives (solely in the context of their representation of

6 the Company in connection with the subject matter of this Agreement), and (b) with respect to the Company, the Stockholder Parties or any of their respective Representatives (solely in the context of their representation of such Stockholder Party in connection with the subject matter of this Agreement); provided, however, that the foregoing shall not prevent (w) any Party or any of his or its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, such Party or any of his or its Representatives (solely in the context of their representation of such Party in connection with the subject matter of this Agreement), (x) litigation by any Party to enforce the provisions of this Agreement, (y) counterclaims with respect to any proceeding initiated by a Party in breach of this Agreement and (z) the exercise of statutory appraisal rights; provided, further, that in the event that such Party or any of his or its Representatives receives such Legal Requirement, such Party shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to the other Party. 6. Mutual Releases. (a) As of the Effective Date, the Company, on behalf of itself, its subsidiaries and its current and former Affiliates, agents, partners, Associates, members, consultants, employees, officers, directors, representatives, attorneys, insurers, related companies and partnerships, affiliated companies and partnerships, predecessors, successors and assigns, and all other persons or entities acting by, through or in concert with them (the “Company Releasing Parties”), permanently, fully and completely releases, acquits and discharges the Stockholder Releasing Parties (as defined below), jointly or severally of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, direct or derivative, foreseen, unforeseen, known or unknown, that the Company Releasing Parties has had, now has or may have against any of the Stockholder Parties or the Stockholder Releasing Parties collectively, jointly or severally, at any time prior to and including the Effective Date arising out of or in any way related to the 2024 Annual Meeting, the Stockholder Demand or any allegations of wrongdoing that the Stockholder Parties published or sent to the Board during the Stockholder Parties’ proxy contest at the Company. (b) As of the Effective Date, the Stockholder Parties, for themselves and their current and former Affiliates, agents, partners, Associates, members, consultants, employees, officers, directors, representatives, attorneys, insurers, related companies and partnerships, affiliated companies and partnerships, predecessors, successors, and all other persons or entities acting by, through or in concert with them (the “Stockholder Releasing Parties”), and each of them, permanently, fully and completely release, acquit and discharge the Company Releasing Parties, jointly or severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, direct or derivative, foreseen, unforeseen, known or unknown, that the Stockholder Releasing Parties or any of them have had, now have, or may have against any of the Company and/or the Company Releasing Parties, collectively, jointly or severally, at any time prior to and including the Effective Date, arising out of or in any way related to the 2024 Annual Meeting, the Stockholder Demand

7 or any allegations of wrongdoing that the Stockholder Parties published or sent to the Board during the Stockholder Parties’ proxy contest at the Company. (c) The Parties each acknowledge that as of the time of the Effective Date, the Parties may have claims arising out of or related to the 2024 Annual Meeting or the Stockholder Demand against one another that a Party does not know or suspect to exist in his or its favor, including, but not limited to, claims that, had they been known, might have affected the decision to enter into this Agreement, or to provide the releases set forth in this Section 6. In connection with any such claims, the Parties agree that they intend to waive, relinquish, and release any and all provisions, rights, and benefits any state or territory of the United States or other jurisdiction that purports to limit the application of a release to unknown claims, or to facts unknown at the time the release was entered into. In connection with this waiver, the Parties acknowledge that they, or any of them, may (including after the Effective Date) discover facts in addition to or different from those known or believed by them to be true with respect to the subject matter of the releases set forth in this Section 6, but it is the intention of the Parties to completely, fully, finally, and forever compromise, settle, release, discharge, and extinguish any and all claims arising out of or in any way related to the 2024 Annual Meeting or the Stockholder Demand that they may have one against the other, known or unknown, suspected or unsuspected, contingent or absolute, accrued or unaccrued, apparent or unapparent, that now exist or previously existed, without regard to the subsequent discovery of additional or different facts. The Parties acknowledge that the foregoing waiver is a key, bargained-for element to this Agreement and the releases that are part of it. (d) The releases provided for in this Section 6 are intended to be broad, and this breadth is a bargained-for feature of this Agreement. Despite this, the releases provided for in this Section 6 are not intended to, and do not, extend to any Party’s obligations under this Agreement. 7. Standstill. (a) During the Standstill Period, each Stockholder Party agrees solely for and on behalf of itself that it shall not, and shall cause its controlled Affiliates and Associates not to, directly or indirectly: (i) make any public announcement or proposal with respect to, or publicly offer or propose, (A) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (C) any form of tender or exchange offer for Voting Securities, whether or not such transaction involves a Change of Control of the Company; it being understood that the foregoing shall not prohibit a Stockholder Party or its Affiliates or Associates from (i) acquiring Voting Securities, (ii) selling or tendering their shares of Common Stock, and otherwise receiving consideration, pursuant to any such transaction or (iii) voting on any such transaction in accordance with Section 3;

8 (ii) engage in, or knowingly assist in the engagement in (including, but not limited to, engagement by use of or in coordination with a universal proxy card), any solicitation of proxies or written consents to vote any Voting Securities, or conduct, or assist in the conducting of, any type of binding or nonbinding referendum with respect to any Voting Securities, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to, or from the holders of, any Voting Securities, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Securities Exchange Act of 1934, as amended, and with the rules and regulations thereunder (the “Exchange Act”), to vote any securities of the Company (including, but not limited to, by initiating, encouraging or participating in any “withhold” or similar campaign), in each case other than in a manner that is consistent with the Board’s recommendation on a matter; (iii) advise or knowingly encourage any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company other than in a manner that is consistent with the Board’s recommendation on a matter; (iv) other than in open market sale transactions whereby the identity of the purchaser is not known, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by a Stockholder Party to any Third Party that, to the Stockholder Parties’ knowledge (after due inquiry, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including, but not limited to, information in documents filed with the SEC), would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership of, in the aggregate, more than 4.9% of the shares of Voting Securities outstanding at such time or would increase the beneficial ownership interest of any Third Party who, collectively with its Affiliates and Associates, has a beneficial or other ownership interest of, in the aggregate, more than 4.9% of the shares of Voting Securities outstanding at such time, except for Schedule 13G filers that are mutual funds, pension funds, index funds or investment fund managers with no known history of activism or known plans to engage in activism; (v) take any action in support of or make any proposal or request that constitutes or would result in: (A) advising, replacing or influencing any director or the management of the Company, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company Policies, Bylaws or the Certificate of Incorporation, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E)

9 causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act (in each case except as otherwise permitted by Section 1 or Section 3); (vi) communicate with stockholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act; (vii) call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Bylaws, including, but not limited to, a “town hall meeting”; (viii) deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities (other than (A) any such voting trust, arrangement or agreement solely among the Stockholder Parties that is otherwise in accordance with this Agreement or (B) customary brokerage accounts, margin accounts, prime brokerage accounts and the like); (ix) seek, or knowingly encourage or advise any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, or knowingly encourage or advise any person to take any other action with respect to the election or removal of any directors; except as set forth in Section 1; (x) form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Security (other than a group that includes all or some of the Stockholder Parties); provided, however, that nothing herein shall limit the ability of an Affiliate of a Stockholder Party to join or in any way participate in the “group” in existence as of the Effective Date and comprising the Stockholder Parties following the execution of this Agreement, so long as any such Affiliate agrees to be subject to, and bound by, the terms and conditions of this Agreement and, if required under the Exchange Act, files a Schedule 13D or an amendment thereof, as applicable, within two (2) business days after disclosing that the Stockholder Party has formed a group with such Affiliate; (xi) demand a copy of the Company’s list of stockholders or its other books and records or make any request pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provisions of Delaware providing for stockholder access to books and records (including, but not limited to, lists of stockholders) of the Company; (xii) make any request or submit any proposal to amend or waive the terms of this Section 7 other than through non-public communications with the

10 Company that would not be reasonably likely to trigger public disclosure obligations for any Party; or (xiii) enter into any discussions, negotiations, agreements or understandings with any person with respect to any action the Stockholder Party is prohibited from taking pursuant to this Section 7, or advise, assist, knowingly encourage or seek to persuade any person to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing. (b) Notwithstanding anything to the contrary contained in Section 7(a) or elsewhere in this Agreement, a Stockholder Party shall not be prohibited or restricted from: (i) communicating privately with members of the Board or officers of the Company regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by any Party; (ii) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over such Stockholder Party, provided that a breach by such Stockholder Party of this Agreement is not the cause of the applicable requirement; or (iii) communicating with stockholders of the Company and others in a manner that does not otherwise violate this Agreement. The provisions of Section 7(a) shall not prevent a Stockholder Party from freely voting his or its shares of Common Stock (except as otherwise provided in Section 3). (c) Notwithstanding anything to the contrary contained in Section 7(a) or elsewhere in this Agreement, the Radoff Parties shall not be prohibited or restricted from making any public or private statement or announcement with respect to their bona fide voting intention, pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act, with respect to an Extraordinary Transaction that is publicly announced by the Company or a Third Party in accordance with Section 3, so long as any such communication is non-disparaging and otherwise not in violation of any of the provisions in this Agreement. (d) During the Standstill Period, each Stockholder Party shall refrain from encouraging or assisting any Third Party to engage in actions which, if taken by a Stockholder Party, would violate this Agreement. (e) Until the date that is the earlier of the (i) first date on which the New Director does not serve on the Board and (ii) Termination Date, no Radoff Party shall seek, and each Radoff Party acknowledges that it does not and will not have the right to receive, confidential information concerning the Company from the New Director and no Radoff Party is, nor will any Radoff Party become, party to any agreement, arrangement or understanding (whether written or oral) with the New Director with respect to his service as a director on the Board. (f) Nothing in this Agreement shall limit in any respect the actions or rights of any director of the Company (including, for the avoidance of doubt, the New Director) under applicable law in his or her capacity as such. Without limitation to the foregoing, the

11 New Director shall have the exact same (i) access to members of management as every other director and (ii) rights as every other director to access the books and records of the Company and to make information requests of management in order to facilitate these rights. 8. Representations and Warranties of the Company. The Company represents and warrants to the Stockholder Parties that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound. 9. Representations and Warranties of the Stockholder Parties. Each Stockholder Party represents and warrants to the Company solely for and on behalf of itself that (a) this Agreement has been duly and validly authorized, executed and delivered by such Stockholder Party, and constitutes a valid and binding obligation and agreement of such Stockholder Party, enforceable against such Stockholder Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (b) the signatory for such Stockholder Party has the power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement on behalf of itself and the applicable Stockholder Party associated with that signatory’s name, and to bind such Stockholder Party to the terms hereof and thereof, and (c) the execution, delivery and performance of this Agreement by such Stockholder Party does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound. 10. No Other Discussions or Arrangements. Each of the Stockholder Parties represents and warrants that, as of the Effective Date, except as publicly disclosed in their respective SEC filings or otherwise specifically disclosed to the Company in writing prior to the Effective Date, (a) none of the Stockholder Parties owns, of record or beneficially, any Voting Securities or any securities convertible into, or exchangeable or exercisable for, any Voting Securities and (b) none of the Stockholder Parties have entered into, directly or indirectly, any agreements or understandings with any person (other than their own respective Representatives) with respect to

12 any potential transaction involving the Company or the voting or disposition of any securities of the Company. 11. Press Release and SEC Filings. (a) Promptly following the execution of this Agreement, the Company shall issue a press release in substantially the form attached hereto as Exhibit C (the “Press Release”) announcing certain terms of this Agreement. Neither the Company nor the Stockholder Parties shall, and the Company and the Stockholder Parties shall cause their respective Affiliates and Associates not to make or cause to be made, any public statement or announcement with respect to the subject matter of this Agreement that is contrary to the statements made in the Press Release or the terms of this Agreement, other than as mutually agreed upon by the Company and the Stockholder Parties, or as otherwise set forth in this Section 11 or as required by law or the rules of any stock exchange. (b) The Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement and appending this Agreement and the Press Release as exhibits thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement. The Company shall provide each of the Stockholder Parties with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any such comments of the Stockholder Parties. (c) No later than two (2) business days following the Effective Date, each Stockholder Party, either individually or jointly, shall file with the SEC an amendment to their respective Schedule 13D in compliance with Section 13 of the Exchange Act reporting entry into this Agreement. The Schedule(s) 13D shall be consistent with the terms of this Agreement, and the Stockholder Parties shall provide the Company with a reasonable opportunity to review and comment on the Schedule(s) 13D prior to it being filed with the SEC and shall consider in good faith any such comments of the Company. 12. Term; Termination. The term of this Agreement shall commence on the Effective Date and shall remain in effect until the date that is the earlier of (a) thirty (30) days prior to the first day of the advance notice period for the submission of director nominations for consideration at the 2027 Annual Meeting and (b) one hundred twenty (120) days prior to the first anniversary of the 2026 Annual Meeting (such date, the “Termination Date”); provided, however, that (a) the Stockholder Parties may earlier terminate this Agreement if the Company commits a material breach of its obligations under this Agreement that (if capable of being cured) is not cured within ten (10) days after receipt by the Company from a Stockholder Party specifying the material breach, or, if impossible to cure within ten (10) days, that the Company has not taken any substantive action to cure within such ten (10) day period, and (b) the Company may earlier terminate this Agreement if any of the Stockholder Parties commits a material breach of this Agreement that (if capable of being cured) is not cured within ten (10) days after receipt by such Stockholder Party from the Company specifying the material breach, or, if impossible to cure within ten (10) days, that such Stockholder Party has not taken any substantive action to cure within such ten (10) day period. Notwithstanding the foregoing, the provisions of Section 1(b)(iii) and Section 12 through Section 24 shall survive the termination of this Agreement. Termination

13 of this Agreement shall not relieve any Party from its responsibilities in respect of any breach of this Agreement prior to such termination. 13. Expenses. Each Party shall be responsible for its own fees and expenses in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall promptly pay to the Stockholder Parties an amount not to exceed $1,000,000 (a) in exchange for the release from the Stockholder Parties set forth in Section 6(b) and (b) as reimbursement for the Stockholder Parties’ reasonable and documented out-of-pocket fees and expenses incurred by the Stockholder Parties in connection with their engagement with the Company. The Company shall remit such reimbursement to the Stockholder Parties within ten (10) business days of receiving documentation therefor. 14. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Each Party agrees that it shall bring any suit, action, or other proceeding in respect of any claim arising out of or related to this Agreement (each, an “Action”) exclusively in (a) the Delaware Court of Chancery in and for New Castle County, (b) in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware or (c) in the event (but only in the event) such courts identified in clauses (a) and (b) do not have subject matter jurisdiction over such Action, any other Delaware state court (collectively, the “Chosen Courts”), and, solely in connection with an Action, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) irrevocably submits to the exclusive venue of any such Action in the Chosen Courts and waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (iv) agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 18 of this Agreement. Each Party agrees that a final judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon each of the Parties and may be enforced in any other courts, the jurisdiction of which each of the Parties is or may be subject, by suit upon such judgment. 15. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

14 16. Specific Performance. Each of the Parties acknowledges and agrees that irreparable injury to the other Parties may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury may not be adequately compensable by the remedies available at law (including, but not limited to, the payment of money damages). It is accordingly agreed that each of the Parties (the “Moving Party”) shall be entitled to seek specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other Parties will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. The remedies available pursuant to this Section 16 shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity. 17. Certain Definitions. As used in this Agreement: (a) “Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, persons who become Affiliates subsequent to the Effective Date; provided, however, that the term “Affiliate” shall not include any publicly traded portfolio company of the Stockholder Parties to the extent no Stockholder Party is, nor are the Stockholder Parties collectively, a majority or controlling stockholder of such portfolio company; provided, further that, for purposes of this Agreement, no Stockholder Party shall be deemed an Affiliate of the Company and the Company shall not be deemed an Affiliate of any Stockholder Party; (b) “Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, persons who become Associates subsequent to the Effective Date; provided, however, that the term “Associate” shall refer only to Associates controlled by a Stockholder Party or the Company, as applicable; (c) “beneficial owner,” “beneficial ownership” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; (d) “business day” shall mean any day other than a Saturday, Sunday or day on which the commercial banks in the State of New York are authorized or obligated to be closed by applicable law; (e) “Bylaws” shall mean the Amended and Restated Bylaws of the Company, adopted as of August 9, 2019, as may be amended, corrected, or amended and restated from time to time; (f) “Certificate of Incorporation” shall mean the Certificate of Incorporation of the Company, dated as of March 9, 2018, as may be amended, corrected, or amended and restated from time to time;

15 (g) a “Change of Control” shall be deemed to have taken place if (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the equity interests and voting power of the Company’s then-outstanding equity securities or (ii) the Company enters into a stock-for- stock transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities; (h) “Extraordinary Transaction” shall mean any equity tender offer, equity exchange offer, merger, acquisition, joint venture, business combination, financing, recapitalization, reorganization, restructuring, disposition, distribution, or other transaction with a Third Party that, in each case, would result in a Change of Control of the Company, liquidation, dissolution or other extraordinary transaction involving a majority of its equity securities or a majority of its assets, and, for the avoidance of doubt, including, but not limited to, any such transaction with a Third Party that is submitted for a vote of the Company’s stockholders; (i) “person” or “persons” shall mean any individual, corporation (including, but not limited to, not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind, structure or nature; (j) “Representative” shall mean a person’s Affiliates and Associates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives; provided, that when used with respect to the Company, “Representative” shall not include any non-executive employees; (k) “Third Party” shall mean any person that is not (A) a party to this Agreement, (B) a member of the Board, (C) an officer of the Company or (D) an Affiliate of any Party; and (l) “Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors. 18. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours, and on the next business day if sent after normal business hours; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth in this Section 18 (or to such other address that may be designated by a Party from time to time in accordance with this Section 18).

16 If to the Company, to its address at: LifeVantage Corporation 3300 N. Triumph Blvd., Suite 700 Lehi, UT 84043 Attention: Alissa Neufeld Email: aneufeld@lifevantage.com with a copy (which shall not constitute notice) to: Vinson & Elkins L.L.P. 1114 Avenue of the Americas, 32nd Floor New York, NY 10103 Attention: Lawrence S. Elbaum Patrick Gadson Email: lelbaum@velaw.com pgadson@velaw.com If to a Radoff Party, to: Bradley L. Radoff 2727 Kirby Dr., Unit 29L Houston, TX 77098 Email: brad@fondrenlp.com with a copy (which shall not constitute notice) to: Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, NY 10019 Attention: Ryan Nebel Rebecca Van Derlaske Lori Marks-Esterman Email: rnebel@olshanlaw.com rvanderlaske@olshanlaw.com lmarksesterman@olshanlaw.com If to a Sudbury Party, to: Sudbury Capital Fund, LP 136 Oak Trail Coppell, TX 75019 Attention: Dayton Judd Email: djudd@sudburycapital.com with a copy (which shall not constitute notice) to:

17 Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, NY 10019 Attention: Ryan Nebel Rebecca Van Derlaske Lori Marks-Esterman Email: rnebel@olshanlaw.com rvanderlaske@olshanlaw.com lmarksesterman@olshanlaw.com 19. Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. 20. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. 21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. 22. Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties; provided, that each Party may assign any of its rights and delegate any of its obligations hereunder to any person that acquires substantially all of that Party’s assets, whether by stock sale, merger, asset sale or otherwise. Any purported assignment or delegation in violation of this Section 22 shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. 23. Waivers. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

18 24. Interpretation. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each of the Parties and its respective counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement. In this Agreement, unless a clear contrary intention appears, (a) the word “including” (in its various forms) means “including, but not limited to;” (b) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (c) the word “or” is not exclusive; (d) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (e) whenever the context requires, the masculine gender shall include the feminine and neuter genders. (Remainder of Page Intentionally Left Blank)

SIGNATURE PAGE TO COOPERATION AGREEMENT IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date. The Company: LIFEVANTAGE CORPORATION By: /s/ Steven R. Fife Name: Steven R. Fife Title: President and Chief Executive Officer The Radoff Parties: THE RADOFF FAMILY FOUNDATION By: /s/ Bradley L. Radoff Name: Bradley L. Radoff Title: Director /s/ Bradley L. Radoff BRADLEY L. RADOFF

SIGNATURE PAGE TO COOPERATION AGREEMENT The Sudbury Parties: SUDBURY CAPITAL FUND, LP By: Sudbury Capital GP, LP, its general partner By: Sudbury Holdings, LLC, its general partner By: /s/ Dayton Judd Name: Dayton Judd Title: Sole Member SUDBURY CAPITAL GP, LP By: Sudbury Holdings, LLC, its general partner By: /s/ Dayton Judd Name: Dayton Judd Title: Sole Member SUDBURY HOLDINGS, LLC By: /s/ Dayton Judd Name: Dayton Judd Title: Sole Member SUDBURY CAPITAL MANAGEMENT, LLC By: /s/ Dayton Judd Name: Dayton Judd Title: Managing Member /s/ Dayton Judd DAYTON JUDD

EXHIBIT A EXHIBIT A The Radoff Family Foundation Bradley L. Radoff

EXHIBIT B EXHIBIT B Sudbury Capital Fund, LP Sudbury Capital GP, LP Sudbury Holdings, LLC Sudbury Capital Management, LLC Dayton Judd

EXHIBIT C EXHIBIT C Press Release

C-1 LifeVantage Appoints Dayton Judd to the Board of Directors Enters into Cooperation Agreement with the Radoff-Sudbury Group Salt Lake City, UT, February 15, 2024 (GLOBE NEWSWIRE) -- LifeVantage Corporation (Nasdaq:LFVN) a leading health and wellness company with products designed to activate optimal health processes at the cellular level, today announced the appointment of Dayton Judd to the Company’s Board of Directors (the “Board”), effective immediately, in an expansion of the Board. The Company has had discussions with Bradley L. Radoff and Sudbury Capital Fund, LP (collectively with certain of their affiliates, the “Radoff-Sudbury Group”), which owns approximately 12.6% of the Company’s outstanding stock, since the Company’s fiscal year 2024 annual meeting of shareholders held on November 6, 2023. During these discussions, the Company and the Radoff-Sudbury Group worked together to create a framework for long-term collaboration between the parties. The appointment of Dayton Judd to the Board is in connection with a Cooperation Agreement entered into between the Company and the Radoff-Sudbury Group. Steve Fife, LifeVantage’s President and Chief Executive Officer, commented, “We welcome Dayton to the Board and believe his insights and perspective will benefit the Company and its shareholders. The LV360 initiatives are driving improving profitability and we remain on track to return Adjusted EBITDA margins back to double-digit levels. Coupled with our strong balance sheet, we expect to continue returning a meaningful portion of excess free cash flow to shareholders through dividends and share repurchases.” “I’m thrilled to join the Board and look forward to working closely with my fellow directors and the management team as we continue focusing on driving value for all shareholders,” said Dayton Judd. “With its unique assortment of high- quality, innovative products and a powerful business model, LifeVantage is well positioned for growth, improved profitability and higher returns on capital.” “Dayton is an accomplished executive with a strong track record in, and deep understanding of, the health and wellness industry,” said Ray Greer, Chairman. “The combination of his financial and industry expertise is a great addition to the Board. We appreciate our engagement with the Radoff-Sudbury Group and are mutually aligned on the pathway to maximizing value for all shareholders.” The Radoff-Sudbury Group has agreed to abide by certain customary standstill, voting commitment and other provisions in connection with the Cooperation Agreement. The full agreement between the Company and the Radoff-Sudbury Group will be filed on a Form 8-K with the U.S. Securities and Exchange Commission (“SEC”). Dayton Judd Biography Dayton Judd has served as the Chief Executive Officer of FitLife Brands, Inc. (NASDAQ: FTLF) ("FitLife"), a national provider of innovative and proprietary nutritional supplements and wellness products for health-conscious consumers, since February 2018, and founder and Managing Member of Sudbury Capital Management, LLC, a provider of investment advisory services, since 2012. Prior to that, he served as a Portfolio Manager for Q Investments, L.P., a

C-2 multi-billion-dollar hedge fund, from 2007 through 2011, and held various positions at McKinsey & Company, Inc., a global management consulting firm, from 1996 to 1998 and again from 2000 to 2007. Mr. Judd currently serves as Chairman of FitLife, where he has served as a director since 2017, and has also served as a director of Optex Systems Holdings, Inc. (NASDAQ: OPXS), a manufacturer of optical sighting systems and assemblies, since October 2022, where he also serves as Audit Committee Chair. Mr. Judd is a Certified Public Accountant. He received an M.B.A. with high distinction from Harvard Business School, where he was a Baker Scholar, and earned his M.S. and B.S., summa cum laude, in Accounting from Brigham Young University. About LifeVantage Corporation LifeVantage Corporation (Nasdaq: LFVN), the activation company, is a pioneer in nutrigenomics, the study of how nutrition and naturally occurring compounds affect human genes to support good health. The Company engages in the identification, research, development, formulation and sale of advanced nutrigenomic activators, dietary supplements, nootropics, pre- and pro-biotics, weight management, skin and hair care, bath & body, and targeted relief products. The Company’s line of scientifically-validated dietary supplements includes its flagship Protandim® family of products, LifeVantage® Omega+, ProBio, IC Bright®, Daily Wellness, Rise AM, Reset PM, and D3+ dietary supplements, the TrueScience® line of skin, hair, bath & body, and targeted relief products. The Company also markets and sells Petandim®, its companion pet supplement formulated to combat oxidative stress in dogs, Axio®, its nootropic energy drink mixes, and PhysIQ, its smart weight management system. LifeVantage was founded in 2003 and is headquartered in Lehi, Utah. For more information, visit www.lifevantage.com. Cautionary Note Regarding Forward Looking Statements This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as "believe," "will," "hopes," "intends," "estimates," "expects," "projects," "plans," "anticipates," "look forward to," "goal," “may be,” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. The declaration and/or payment of a dividend during any quarter provides no assurance as to future dividends, and the timing and amount of future dividends, if any, could vary significantly in comparison both to past dividends and to current expectations. Examples of forward-looking statements include, but are not limited to, statements we make regarding executing against and the benefits of our key initiatives, future growth, including geographic and product expansion, the impact of COVID-19 on our business, expected financial performance, and expected dividend payments in future quarters. Such forward-looking statements are not guarantees of performance and the Company's actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company's current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, further deterioration to the global economic and operating environments as a result of future COVID-19 developments, as well as those discussed in greater detail in the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q under the caption "Risk Factors," and in other documents filed by the Company from time to time with the SEC. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law. Investor Relations Contact:

C-3 Reed Anderson, ICR (646) 277-1260 reed.anderson@icrinc.com